News Release

Woodward Governor Company
1000 East Drake Road
Fort Collins, Colorado 80525, USA
Tel: 970-482-5811
Fax: 970-498-3058

FOR IMMEDIATE RELEASE

CONTACT:	Rose Briani-Burden Business Communications

815-639-6282

Woodward Signs Agreement to Acquire HR Textron
Positions Woodward for Growth in Airframe Systems Business Segment

Fort Collins, Colo., February 27, 2009—Woodward Governor Company (Nasdaq:WGOV) today announced it has reached a definitive agreement to acquire            HR Textron for approximately $365 million in cash. Under the purchase agreement, Woodward would acquire all of the outstanding capital stock of HR Textron from Textron Inc. (NYSE: TXT), its parent company, and the UK assets used in HR Textron’s business. HR Textron would become a wholly-owned subsidiary of Woodward and be integrated into Woodward’s Airframe Systems business segment.

“We believe the combination of HR Textron and Woodward’s Airframe Systems business will significantly enhance the value of the technologies and related systems offerings of each business, positioning us for greater growth in motion control applications in the aerospace and defense markets,” said Thomas A. Gendron, Woodward Chairman and Chief Executive Officer. “The combination of hydraulic and electromechanical actuation capabilities enables Woodward to provide our customers with broader and more valuable systems solutions.”

HR Textron’s net sales were approximately $260 million in 2008 and the addition is expected to be approximately neutral to Woodward’s earnings per share in fiscal 2009 and accretive in 2010.

HR Textron is an industry leader in the advanced technology, engineering development, and manufacturing of mission-critical actuation systems and controls for weapons, aircraft, turbine engines, and combat vehicles. It is recognized for

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hydraulic and electric primary flight control actuation products including electro-mechanical actuation systems for unmanned combat air vehicles and weapons, such as the Joint Direct Attack Munition (JDAM) and the AIM-9-X Sidewinder; hydraulic and electric flight controls for fixed and rotor wing aircraft; servovalves for global aerospace; turret controls and stabilization systems for the U.S. M1 Abrams Main Battle Tank and other armored vehicles worldwide; and fuel and pneumatics valves for aircraft and helicopters.

HR Textron provides solutions for the critical motion control systems of customers such as Bell, Boeing, Cessna, General Dynamics, Lockheed Martin, Raytheon and United Technologies. Additionally, Woodward believes there will be operating synergies and significant opportunities for both businesses, including the potential within the Woodward business segments to share technologies and leverage the customer base.

HR Textron is headquartered in Santa Clarita, Calif. with additional facilities in Pacoima, Calif. and Poole, UK, employing 912 people.

Woodward anticipates the acquisition to be completed in April 2009. The completion of the acquisition is subject to customary closing conditions.

Woodward expects to pay $365 million in cash at closing for all of the outstanding shares of HR Textron and its related UK assets. Woodward also expects to receive future tax benefits related to the acquisition with a net present value of approximately $25 million. Woodward has committed financing and available cash sufficient to fund the payment of the purchase price and provide short-term liquidity after closing. Woodward currently has $215 million available under its $225 million revolving credit facility and has obtained a commitment for a $175 million, 364-day bridge facility from certain of its lenders. The closing of the bridge facility is subject to customary conditions. Prior to closing, Woodward intends to seek substitute debt or equity financing for the bridge facility. If Woodward is unable to obtain substitute financing prior to closing, it expects to draw on its bridge facility to fund the payment of the purchase price and provide short-term liquidity and expects to seek additional financing after the completion of the acquisition to repay any such borrowings.

There can be no assurance that any substitute or additional financing will be available on commercially acceptable terms or at all. Woodward’s obligation to close this transaction is not conditioned upon its ability to secure financing for the transaction.

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About Woodward
Woodward is an independent designer, manufacturer, and service provider of energy control and optimization solutions for commercial and military aircraft, turbines, reciprocating engines, and electrical power system equipment. The company’s innovative fluid energy, combustion control, electrical energy, and motion control systems help customers offer cleaner, more reliable, and more cost-effective equipment. Leading original equipment manufacturers use our products and services in aerospace, power and process industries, and transportation. Woodward is headquartered in Fort Collins, Colo., USA and serves global markets in aerospace, power and process industries, and transportation. Visit our website at www.woodward.com.

Information in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including but not limited to statements regarding the combined company’s plans, objectives, expectations and intentions, the expected impact of the acquisition on the future earnings of Woodward, anticipated benefits of the acquisition of HR Textron and expected business opportunities that may be available to Woodward, the closing date of the acquisition and the payments to be made by Woodward on that date, the manner in which Woodward intends to finance the acquisition and short-term liquidity after the closing, and the availability of sufficient liquidity to satisfy these funding requirements. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict. Factors that could cause actual results and the timing of certain events to differ materially from the forward-looking statements include, but are not limited to, Woodward’s inability to consummate the bridge facility or to obtain substitute or additional financing for the bridge facility on commercially acceptable terms or at all, the type, amount and terms of any financing used to replace or substitute for the bridge facility, the inability of the parties to consummate the acquisition, the failure of Woodward to successfully integrate the HR Textron business or realize synergies, and other risk factors described in Woodward’s Annual Report on Form 10-K for the year ended September 30, 2008, and the Quarterly Report on Form 10-Q for the quarter ended December 31, 2008.

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